Exhibit 99.1

       (1) On February 20, 2009, the Reporting Person distributed 12,748,924
Ordinary Shares owned by it to its shareholders (each, a "IAT Holder" and together, the "IAT Holders") in exchange for 715.837 shares of the Reporting
Person's issued and outstanding ordinary shares (the "IAT Repurchase
Transaction"). None of the IAT Holders paid any cash consideration for the
Ordinary Shares received in connection with the distribution. The following chart indicates the amount of the issued and outstanding ordinary shares of the
Reporting Person repurchased from and the amount of Ordinary Shares distributed to each IAT Holder in connection with the IAT Repurchase Transaction:

IAT Holder                 IAT Shares Repurchased    Ordinary Shares Distributed

Sumaya Abu-Ghazaleh            125.002                        3,771,666
Mohammad Abu-Ghazaleh          200.922                        2,915,550
Oussama Abu-Ghazaleh           201.922                        3,150,550
Amir Abu-Ghazaleh               60.738                          905,600
Maher Abu-Ghazaleh              59.943                          905,600
Hanan Abu-Ghazaleh              13.462                          253,956
Fatima Abu-Ghazaleh             13.462                          217,956
Nariman Abu-Ghazaleh            13.462                          218,956
Wafa Abu-Ghazaleh               13.462                          221,956
Maha Abu-Ghazaleh               13.462                          187,134